Exhibit 99.1

NeuroBo to Present Latest Pre-Clinical Data on Cardiometabolic Assets, DA-1241 and DA-1726, Targeting MASH and Obesity, at Scientific Conferences in June

CAMBRIDGE, Mass., April 30, 2024 –NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on the transformation of cardiometabolic diseases, today announced the acceptance of poster presentations for its promising cardiometabolic assets, DA-1241 and DA-1726, at the EASL Congress 2024 and the American Diabetes Association (ADA) 84th Scientific Sessions in June.

“Having multiple posters selected for presentation at two of the most esteemed scientific forums emphasizes the scientific community’s recognition of the compelling pre-clinical data that we have generated for DA-1241 and DA-1726,” stated Hyung Heon Kim, President and Chief Executive Officer of NeuroBo. “We have completed enrollment for Part 1 of our Phase 2a clinical trial of DA-1241, a novel G-Protein-Coupled Receptor 119 (GPR119) agonist for the treatment of metabolic dysfunction-associated steatohepatitis (MASH). Additionally, we have recently dosed the first patient in the single ascending dose (SAD) Part 1 of our Phase 1 trial of DA-1726, a novel, dual oxyntomodulin (OXM) analog agonist that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) for the treatment of obesity. DA-1726 has consistently shown, in our preclinical data, to sustain weight loss in diet-induced obese models by decreasing food consumption and boosting energy expenditure. Both programs are progressing well, and we have been able to significantly accelerate the clinical timelines for DA-1726. We currently expect to both dose the first patient in the multiple ascending dose (MAD) Part 2 and read-out top-line data from the SAD Part 1 in the third quarter of 2024, with top-line data from the MAD Part 2 expected in the first quarter of 2025.”

●	June 5-8: EASL Congress 2024. Members of the Dong-A ST Research Center and DA-1241 Phase 2 trial Contract Research Organization (CRO), Gubra, will present pre-clinical data on DA-1241, in two poster presentations at this congress in Milan, Italy.

●	Abstract Title: DA-1241, a GPR119 Agonist, Combined with Semaglutide Synergistically Improved Liver Fibrosis in Mice with CCl4-Induced Liver Fibrosis
●	Authors: Il Hoon Jung, Tae Hyoung Kim, Sujin Lee, Yuna Chae, Hyung Heon Kim, Mi-Kyung Kim
●	Presenter Name: II Hoon Jung, Dong-A ST Research Center
●	Abstract Number: 117
●	Session: Poster - Fibrosis / Stellate cell biology
●	Session Date: Thursday, June 6, 2024
●	Session Time: 8:30 am – 6:00 pm CET

●	Abstract Title: Additive Hepatoprotective Effects of DA-1241, a Novel GPR119 Agonist, in Combination with Semaglutide in the GAN Diet-Induced Obese and Biopsy-Confirmed Mouse Model of MASH
●	Authors: Monika Lewinska, Malte H. Nielsen, Susanne Pors, Henrik B. Hansen, Il Hoon Jung, Hyung Heon Kim, Michael Feigh, Mi-Kyung Kim

●	Presenter Name: Dr. Michael Feigh, Vice President Scientific Research, Gubra
●	Abstract Number: 1950
●	Session: Poster - MASLD: Experimental and pathophysiology
●	Session Date: Thursday, June 6, 2024
●	Session Time: 8:30 am – 6:00 pm CET

●	June 21-24: American Diabetes Association (ADA) 84th Scientific Sessions. A member of the Dong-A ST Research Center will present pre-clinical data on DA-1726 in a poster presentation at this scientific session in Orlando, FL.

●	Abstract Title: DA-1726, a GLP1R/GCGR Dual Agonist, A Promising Approach in Obesity Treatment and Lipid Management
●	Presenter Name: Yuna Chae, DA-1726 Project Manager, Dong-A ST Research Center
●	Authors: Il-Hun Jung, Tae-Hyoung Kim, Su Jin Lee, Hyung Heon Kim, Mi-Kyung Kim, Yuna Chae
●	Abstract Number: 2024-LB-5728
●	Poster Presentation Number: 2058-LB
●	Session: 23-A Obesity-Animal
●	Session Date: Saturday, June 22, 2024
●	Session Time: 12:30 pm – 1:30 pm ET

The poster presentations will be accessible within the "Presentations" section of NeuroBo’s website at: https://www.neurobopharma.com/events-presentations/presentations.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel oxyntomodulin (OXM) analogue that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) dual agonist. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists.

For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "expects", "anticipates", "may", "will", "should", "seeks", "approximately", "intends", "projects," "plans", "estimates" or the negative of these words or other comparable terminology (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with NeuroBo's ability to execute on its commercial strategy; the timeline for regulatory submissions; ability to obtain regulatory approval through the development steps of NeuroBo's current and future product candidates, the ability to realize the benefits of the license agreement with Dong-A ST Co. Ltd., including the impact on future financial and operating results of NeuroBo; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of NeuroBo's current and future product candidates; potential negative interactions between our product candidates and any other products with which they are combined for treatment; NeuroBo's ability to initiate and complete clinical trials on a timely basis; our ability to recruit subjects for its clinical trials; whether NeuroBo receives results from NeuroBo's clinical trials that are consistent with the results of pre-clinical and previous clinical trials; impact of costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; effects of changes in applicable laws or regulations; effects of changes to NeuroBo's stock price on the terms of the license agreement and any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals

Marshall H. Woodworth

Chief Financial Officer

+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com